Exhibit 2.1

EXECUTION COPY

MASTER ASSET PURCHASE AGREEMENT

by and between

S&T AG

and

ECHELON CORPORATION

Dated as of August 21, 2014

-ii-

(Continued)

		Page

4.17	Related Party Transactions	33
4.18	Exclusivity of Representations	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		34

5.1	Organization and Good Standing; Authority and Enforceability	34
5.2	Governmental Approvals	35
5.3	Conflicts	35
5.4	Sufficient Funds	35
5.5	Brokerage Fees	35
5.6	No Knowledge of Breaches	35
5.7	“As Is” Condition	35
5.8	Exclusivity of Representations	36

ARTICLE VI INTERIM CONDUCT OF THE BUSINESS		37

6.1	Conduct of the Business	37
6.2	Restrictions on the Business	37
6.3	Procedures for Requesting Consent from Buyer	38

ARTICLE VII COVENANTS OF PARTIES		38

7.1	Commercially Reasonable Efforts	38
7.2	Regulatory Filings	39
7.3	Access to Information	39
7.4	Notification of Certain Matters	39
7.5	Confidentiality	40
7.6	Exclusivity	40
7.7	Public Statements	40
7.8	Use of Names	40
7.9	Bulk Sales	40
7.10	Payments	40
7.11	Product Warranties	41
7.12	Purchase Orders	41
7.13	Export Controls	41
7.14	Production of Witnesses	41
7.15	Future Initiatives	41

ARTICLE VIII EMPLOYEE MATTERS		43

8.1	Automatic Transfer Employees	43
8.2	Designated Employees	42
8.3	No Third Person Beneficiaries	44

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(Continued)

-iv-

(Continued)

Page

13.15	Guarantee by Buyer	56

SCHEDULES

Schedule 1.1(g)	Books and Records
Schedule 1.1(k)	Business Products
Schedule 1.1(t)	Designated Employees
Schedule 1.1(kk)(i)	Seller Knowledge Persons
Schedule 1.1(kk)(ii)	Buyer Knowledge Persons
Schedule 1.1(ppp)	Transferred Contracts
Schedule 1.1(ttt)	Transferred Patents
Schedule 1.1(uuu)	Transferred Permits
Schedule 1.1(vvv)	Transferred Tangible Property
Schedule 1.1(www)(A)	Transferred Non-Copyable Technology
Schedule 1.1(xxx)	Transferred Trademarks
Schedule 3.4(c)(vi)	Terms of Facilities Sublease
Schedule 3.5	Allocation Schedule Methodology
Schedule 10.2(b)	Restricted Employees

EXHIBITS

Exhibit A	Transition Services Agreement
Exhibit B	IP License Agreement
Exhibit C	PLC Supply Agreement
Exhibit D	Master Confidential Disclosure Agreement
Exhibit E	Bill of Sale
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Patent Assignment
Exhibit H	Copyright Assignment
Exhibit I	Trademark Assignment

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MASTER ASSET PURCHASE AGREEMENT

THIS MASTER ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2014 by and between S&T AG, an Austrian stock corporation (“Buyer”), and Echelon Corporation, a Delaware corporation (“Seller”). Each of Buyer and Seller are sometimes referred to as a “Party” and together as the “Parties.” All capitalized terms that are used in this Agreement will have the respective meanings given to them in ARTICLE I.

RECITALS

A. Seller and its Subsidiaries are engaged in, among other businesses and operations, the Business.

B. Buyer desires to purchase the Acquired Assets, Seller desires to sell the Acquired Assets and Buyer is willing to assume the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein (such transactions being referred to as the “Transactions”).

C. In connection with the consummation of the Transactions, Buyer and Seller desire to enter into (i) the Transition Services Agreement, in the form attached as Exhibit A (the “Transition Services Agreement”); (ii) the IP License Agreement, in the form attached as Exhibit B (the “IP License Agreement”); (iii) the PLC Supply Agreement, in the form attached as Exhibit C (the “PLC Supply Agreement”); and (iv) the Master Confidential Disclosure Agreement, in the form attached as Exhibit D (the “Master Confidential Disclosure Agreement”).

D. Prior to the Closing, Buyer may form a wholly owned Subsidiary (a “SubCo”) for the purpose of holding the Acquired Assets and the Assumed Liabilities.

E. Buyer and Seller desire to make certain representations, warranties, covenants and other agreements to each other, each as more fully set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the capitalized terms in this Section 1.1 have the following meanings:

(a) “Accounts Payable” means (i) all trade accounts payable and obligations to make payments to suppliers and other service providers of Seller or any of its Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped, products sold or services rendered to Seller or any of its Subsidiaries; (ii) all other accounts or notes payable by Seller or any of its Subsidiaries; and (iii) any claim, remedy or other right related to any of the foregoing.

(b) “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of Seller or any of its Subsidiaries; (ii) all other accounts or notes receivable of Seller or any of its Subsidiaries; and (iii) any claim, remedy or other right related to any of the foregoing.

(c) “Action” means any action, arbitration, complaint, lawsuit, litigation or other similar legal proceeding brought by or before any Governmental Authority.

(d) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(e) “Antitrust Law” means the HSR Act and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(f) “Automatic Transfer Employee” means those Designated Employees who will become employed by Buyer as of the Closing pursuant to the Transactions as a result of local employment Laws, including the Transfer Regulations, that provide for an automatic transfer by operation of Law of the employment of any such Designated Employee upon the transfer of the Business as a going concern.

(g) “Books and Records” means the items set forth on Schedule 1.1(g).

(h) “Business” means Seller’s worldwide smart metering and smart grid business consisting of the development, manufacture and sale of products exclusively for (1) the delivery, measurement, monitoring and control of electric power through the Electrical Grid; (2) the transport of data related to gas, water and heating through the Electrical Grid; and (3) load management devices used only to control the Electrical Grid itself and originating from the utility providing electricity to consumers; provided, however, that the Business does not include (i) the development, manufacture or sale, including the sale to electric utilities, of (A) power line smart transceivers, modules, subsystems and other components or elements of such products such as semiconductors or software; or (B) peripheral devices such as the PLNM and PCC cards and their derivatives, in each case that are not exclusively designed, manufactured and sold for the delivery, measurement, monitoring and control of electric power through the Electrical Grid, including those relating to power line communications or repeating functionality; (ii) the development, manufacture or sale of products for smart city and smart building applications including street lighting, traffic management and electrical vehicle charging, and demand response related to such applications; (iii) any operations or services provided to the Business as of the date of this Agreement by any Employees of Seller or any of its Subsidiaries that are not Designated Employees; (iv) any general infrastructure related operations or services of Seller or its Subsidiaries, including those provided by Seller to Buyer pursuant to the Transition Services Agreement; (v) load management devices that can be manipulated, adjusted, configured or controlled by consumers of electricity; or (vi) any other operations or services that utilize assets that are not Acquired Assets.

(i) “Business Day” means each day that is not a Saturday, Sunday or other day on which Seller is closed for business or the Federal Reserve Bank of San Francisco is closed.

(j) “Business Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Business, taken as a whole; provided, however, that no such change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other such changes, events, circumstances or effects) directly or indirectly resulting from, attributable to or arising out of any of the following will be deemed to be or constitute a “Business Material Adverse Effect,” and no such change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other such changes, events, circumstances or effects) directly or indirectly resulting from, attributable to or arising out of any of the following will be taken into account when determining whether a “Business Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) general economic conditions (or changes in such conditions);

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or anywhere in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Business operates;

(iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the Transactions;

(viii) (A) any action taken or failure to take action, in each case, by Buyer or any of its Affiliates, or to which Buyer has approved, consented to or requested; (B) the compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or (C) the failure to take any action prohibited by this Agreement; and

(ix) any failure, in and of itself, by Seller and its Subsidiaries to meet any internal or external budgets, plans or forecasts of the revenues, earnings or other financial performance or results of operations of the Business.

(k) “Business Products” means Seller’s and its Subsidiaries’ products listed in Schedule 1.1(k) and all permutations thereof available as of the Closing Date. Business Products exclude power line smart transceivers modules, subsystems and other components or elements of the products listed in Schedule 1.1(k) (such as semiconductors, firmware or software) unless specifically listed as a product in Schedule 1.1(k).

(l) “Buyer Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

(m) “Change of Control” means, with respect to either Party, (i) the acquisition of such Party by another Person by means of any transaction or series of related transactions to which such Party is party (including any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of such Party outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of such Party or such other surviving or resulting entity (or if such Party or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of such Party and its Subsidiaries, taken as a whole, by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a controlled Affiliate of such Party.

(n) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Competing Business” means the development, manufacture and sale of products exclusively for the delivery, measurement, monitoring and control of electric power through the Electrical Grid; provided, however, that nothing in this Agreement will prohibit or restrict Seller or any of its Subsidiaries from (and none of the following will be considered to be a Competing Business) (i) engaging in, conducting, managing, operating, owning, controlling or participating in the management of any existing business of Seller or any of its Subsidiaries (other than the Business); (ii) developing, manufacturing and selling power line transceivers, modules, subsystems and other components or elements such as semiconductors or software to any Person engaged in a Competing Business; (iii) continuing to design, develop, support, manufacture, have manufactured or sell any existing products and services of Seller or any of its Subsidiaries that is not a Business Product; (iv) designing, developing, supporting, manufacturing, having manufactured or selling products for the monitoring and control of municipal services that may connect to and receive electric power directly from the Electrical Grid’s transmission lines such as street lights, traffic lights and parking meters; or (v) engaging in any activity required under the Transition Services Agreement.

(q) “Contract” means any written contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.

(r) “Copyable Technology” means Technology, such as documentation, Software and computer files, that are in a form that can be copied or replicated without material cost or effort.

(s) “Copyright” means copyrights (whether or not registered in any jurisdiction) and applications for registration of copyright and similar or equivalent rights in works of authorship arising anywhere in the world.

(t) “Designated Employees” means the Employees listed on Schedule 1.1(t).

(u) “Electrical Grid” means the transmission and distribution network that delivers electricity from suppliers of electricity to consumers of electricity. The Electrical Grid’s physical boundary begins at the high voltage connections to utility-size power plants and terminates at, and includes, the electricity meter that connects directly to the electricity distribution network and is used for billing purposes. By way of example, power generation equipment and sub-metering equipment that is on the power consumer’s premises are not a part of the Electrical Grid.

(v) “Employee” means any employee, consultant or independent contractor of Seller or any ERISA Affiliate.

(w) “Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, severance, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other material fringe benefit plan, agreement, policy or arrangement (whether written or unwritten, insured or self-insured) currently maintained, sponsored or contributed to by Seller or any ERISA Affiliate.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y) “ERISA Affiliate” means each Person or entity under common control with Seller or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code and the regulations issued thereunder.

(z) “GAAP” means U.S. generally accepted accounting principles.

(aa) “Governmental Authority” means any (i) government or quasi-governmental entity or political subdivision thereof, whether federal, state, county, municipal, city, national or provincial; (ii) authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power; or (iii) court, arbitrator or tribunal (or any department, bureau or division thereof).

(bb) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(cc) “Indebtedness” means all indebtedness of a Person (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien other than Permitted Liens on property owned or acquired by such Person; or (iv) in the nature of guarantees of the obligations described in preceding clauses (i), (ii) and (iii) of any other Person.

(dd) “Indemnified Party” means any Person entitled to, or seeking, indemnification under the terms of this Agreement.

(ee) “Indemnifying Party” means any Party obligated to provide indemnification, or against whom indemnification is sought, under the terms of this Agreement.

(ff) “Infrastructure Assets” means assets (including Technology) used by Seller and its Subsidiaries in the general operation of its business regardless of whether such assets are also used in the operation of the Business, including (i) email systems; (ii) servers; (iii) personal productivity assets, including personal computers and wireless devices; (iv) telephone and communication systems and equipment; (v) human resource, accounting, payroll and other enterprise systems; and (vi) any assets the benefit or use of which are provided to Buyer under the Transition Services Agreement.

(gg) “Intellectual Property Rights” means any and all of the rights in or associated with the following throughout, or anywhere in, the world: (i) Patents; (ii) Trademarks; (ii) Copyrights; (iii) Trade Secrets; (iv) Internet Properties; and (v) any equivalent right to any of the foregoing.

(hh) “International Employee Plans” means each material Employee Benefit Plan of Seller or its Subsidiaries within the Business that is governed by the laws of any jurisdiction other than the United States that provides benefits to or in respect of Non-U.S. Designated Employees, but excluding any mandatory government or social security pension arrangements, or any other plans, funds or arrangements operated entirely within the United States or primarily for the benefit of employees of Seller and its Subsidiaries who provide services primarily in the United States.

(ii) “Internet Properties” means Uniform Resource Locators, Web site addresses and domain names and the rights under Law or Contract thereto.

(jj) “Inventory” means all raw materials, work-in-process, semi-finished goods, finished goods and merchandise, spare parts, packaging and other supplies related thereto, whether in the possession of Seller or any of its Subsidiaries or held by any third Person manufacturer on behalf of Seller and its Subsidiaries.

(kk) “Knowledge” means (i) with respect to Seller, the actual knowledge of the individuals set forth on Schedule 1.1(kk)(i) as of the date of this Agreement; and (ii) with respect to Buyer, the actual knowledge of the individuals set forth on Schedule 1.1(kk)(ii) as of the date of this Agreement.

(ll) “Law” means any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority, or any order, judgment, writ, injunction, decree or other determination of any Governmental Authority.

(mm) “Liability” means any liability or other obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted, known or unknown.

(nn) “Lien” means any mortgage, pledge, hypothecation, charge, assessment, preference, security interest, attachment, claim, restriction, including transfer restrictions and restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale, installment contract or encumbrance of any kind, and any financing lease involving substantially the same effect. Lien does not include a license of Intellectual Property Rights.

(oo) “Loss” or “Losses” means any out-of-pocket liability, loss, damage, Tax, deficiency, fine, cost, interest, penalty, charge or expense, including reasonable attorneys’ fees and consultants’ fees and expenses.

(pp) “Non-Copyable Technology” means Technology, such as hardware, equipment and mask works, that is not Copyable Technology.

(qq) “Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.

(rr) “Open Source Software” means software which is subject to any “open source,” “copyleft,” or other similar types of license terms, including any GNU General Public License; Library General Public License; Lesser General Public License; Mozilla license; Berkeley Software Distribution license; Open Source Initiative license; MIT, Apache and Public Domain licenses; and the like.

(ss) “Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(tt) “Patent Application” means an application or filing for a Patent, including provisional patent applications and regular patent applications, and claims of priority under any treaty or convention, anywhere in the world.

(uu) “Patents” means patents, statutory invention registrations (including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) and all rights therein provided by Law, including by any international treaties and conventions. Unless the context otherwise requires, Patent includes any Patent Application.

(vv) “Permits” means all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for Seller or any of its Subsidiaries by any Governmental Authority.

(ww) “Permitted Liens” means any Liens (i) for utilities and Taxes that are not yet delinquent or that are being contested in good faith through appropriate proceedings; (ii) to secure landlords, lessors or renters under any leased Real Property; (iii) in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet delinquent; (iv) encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in Real Property; (v) resulting in any title retention or security interests under conditional sales contracts; (vi) under any equipment leases with third Persons; (vii) reflected or reserved against or otherwise disclosed on Seller’s financial statements; and (viii) arising or resulting from any action taken by Buyer.

(xx) “Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, other business entity, unincorporated association, organization or enterprise or any Governmental Authority.

(yy) “Product Software” means currently existing compilations of Software embodied in, or constituting, the Business Products and in which Seller or any of its Subsidiaries owns the Copyright, as such Software is listed on Schedule A to the IP License Agreement (Licensed Software). Unless otherwise noted, Product Software includes such Software in both Source Code and Object Code form.

(zz) “Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

(aaa) “Reference Date” means August 1, 2014.

(bbb) “Registered IPR” means any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Authority (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark or any registered Copyright or any application for the registration or issuance of any of the foregoing.

(ccc) “Related Party” mean (i) each individual who is an officer or director of Seller or any of its Subsidiaries; and (ii) each member of the immediate family of each such officer or director.

(ddd) “Representative” means, with respect to any Person, any officer, director, principal, manager, member, attorney, agent, employee or other authorized representative of such Person.

(eee) “Software” means computer software, files, scripts and programs, including firmware in any form, including Source Code or Object Code, and any related documentation.

(fff) “Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language.

(ggg) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries; or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

(hhh) “Tax” means any U.S. federal, state and local and non-U.S. tax, impost, levy or other assessment, including any income, gross receipt, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property and estimated and any other tax of any kind whatsoever, and any customs duty, fee, and other charge in the nature of a tax, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority.

(iii) “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto and any amendment thereof.

(jjj) “Taxing Authority” means the Internal Revenue Service or any other Governmental Authority (whether state, local or non-U.S.) responsible for the administration of any Tax.

(kkk) “Technology” means tangible form of technology, know-how and other embodiments of Intellectual Property Rights, including (i) Software; (ii) databases, compilations, collections of data and data; (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship, white papers, data sheets, tender responses, app notes, models, know-how and inventions (whether or not patentable); and (iv) other tangible embodiments of Copyrights and Trade Secrets, in each case in whatever form and on whatever medium. Technology excludes Intellectual Property Rights.

(lll) “Trade Secrets” means all common law and statutory rights in any jurisdiction commonly known as “trade secrets” or that permit the holder of such right to limit the use or disclosure of its know-how and other confidential or proprietary technical, business or other information.

(mmm) “Trademarks” means rights in trademarks, service marks, trade dress, logos, trade names, corporate names, Internet Properties and other indicia of source or origin, including (i) all common law rights thereto; (ii) registrations and applications for registration thereof throughout the world; and (iii) all rights therein provided by Law, including international treaties and conventions.

(nnn) “Transaction Agreements” means this Agreement, the Transition Services Agreement, the IP License Agreement, the PLC Supply Agreement, the Master Confidential Disclosure Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignments.

(ooo) “Transfer Regulations” means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and the Laws of any EU Member State implementing such Acquired Rights Directive.

(ppp) “Transferred Contracts” means the Contracts listed on Schedule 1.1(ppp) and any other Contracts that Seller enters into related to the Business in the period between the date of this Agreement and the Closing.

(qqq) “Transferred Designs” means the Copyrights of Seller in the hardware designs and mechanical designs for the Business Products.

(rrr) “Transferred Intellectual Property Rights” means (i) the Transferred Patents; (ii) the Transferred Designs; (iii) the Transferred Trademarks; and (iv) the rights to enforce, and retain any damages for, the infringement or misappropriation of any of the foregoing and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority after the Closing.

(sss) “Transferred Inventory” means all Inventory that is held for use in the Business, wherever located.

(ttt) “Transferred Patents” means the Patents set forth on Schedule 1.1(ttt).

(uuu) “Transferred Permits” means the rights of Seller or any of its Subsidiaries under the Permits set forth on Schedule 1.1(uuu).

(vvv) “Transferred Tangible Property” means all of the items set forth on Schedule 1.1(vvv).

(www) “Transferred Technology” means: (i) copies of any Copyable Technology owned by Seller or any of its Subsidiaries (and not licensed by a third Person to Seller or any of its Subsidiaries) and used in or necessary to the operation of the Business, including the Product Software (including prior versions of the Product Software) as used in the Business; (ii) information and Trade Secrets known to the Transferred Employees to the extent related to the Business; and (iii) all of the Non-Copyable Technology used exclusively in the Business and which, if of material value is listed on Schedule 1.1(www)(A) (“Transferred Non-Copyable Technology”). Transferred Technology does not include (A) any Technology the benefit of which is provided to Buyer pursuant to the Transition Services Agreement; or (B) any Technology for the design, development, manufacture or sale of power line transceivers or any Technology for installation and commissioning thereof.

(xxx) “Transferred Trademarks” means the Trademarks set forth on Schedule 1.1(xxx), and the goodwill of the Business appurtenant related thereto.

1.2 Additional Definitions. Various other terms are defined throughout this Agreement.

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) The word “or” is used in the inclusive sense of “and/or.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(e) When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person includes the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 13.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p) For purposes of this Agreement, references to the term “delivered by Seller,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that Seller has: (i) posted such materials to the electronic data room maintained by Seller at https://dataroom.ansarada.com/projectgyro and have given Buyer and its Representatives access to the materials so posted not less than 24 hours prior to the execution and delivery of this Agreement; (ii) set forth or attached such materials in or to the Schedules; or (iii) otherwise made such materials available in writing to Buyer not less than 24 hours prior to the execution and delivery of this Agreement.

ARTICLE II

THE TRANSACTIONS

2.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will (and, where applicable, will cause its Subsidiaries to) sell, transfer, assign, convey and deliver to Buyer, and Buyer will (and, where applicable, will cause its Subsidiaries to) purchase, acquire and accept from Seller and its Subsidiaries, right, title and interest in, to and under the following assets, properties and rights of Seller or any of its Subsidiaries, except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Liens other than Permitted Liens:

(a) the Transferred Tangible Property;

(b) the Transferred Technology;

(c) the Transferred Intellectual Property Rights;

(d) the Transferred Inventory;

(e) the Transferred Permits;

(f) the rights and benefits of Seller and its Subsidiaries under the Transferred Contracts;

(g) copies of all Books and Records;

(h) all Accounts Receivable of Seller and its Subsidiaries exclusively related to the Business; and

(i) all claims, causes of action, and rights of recovery against third Persons to the extent relating to the Acquired Assets or the Assumed Liabilities.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all assets, properties and rights of Seller and its Subsidiaries that are not Acquired Assets or that are described in this Section 2.2 (collectively, the “Excluded Assets”) (i) are not part of the sale and purchase contemplated by this Agreement, (ii) are excluded from the Acquired Assets and (iii) will remain the property of Seller and its Subsidiaries after the Closing:

(a) all claims, causes of action, and rights of recovery against third Persons to the extent relating to the Excluded Assets or the Excluded Liabilities;

(b) the Infrastructure Assets;

(c) all cash and cash equivalents of Seller and its Subsidiaries;

(d) all Accounts Receivable of Seller and its Subsidiaries other than those contemplated by Section 2.1(h); and

(e) except as provided for in Section 2.1(g), all insurance policies and any rights, claims or chose in action under such insurance policies;

(f) all rights to refunds of any Tax payments made by Seller or any of its Subsidiaries with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(g) except as expressly provided in ARTICLE VIII, all assets and Contracts relating to any Employee Benefit Plan;

(h) any copies of Transferred Technology that is Copyable Technology (so long as at least one copy of Transferred Technology that is Copyable Technology is delivered to Buyer);

(i) all Intellectual Property Rights of Seller or its Subsidiaries that are not Transferred Intellectual Property Rights, including any Intellectual Property Rights of Seller or any of its Subsidiaries licensed to Buyer hereunder;

(j) all interests in Real Property;

(k) all assets and other rights sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice between the date of this Agreement and the Closing not in violation of the terms of this Agreement;

(l) all rights of Seller and its Subsidiaries under this Agreement and the other Transaction Agreements;

(m) all rights, benefits and licenses under any Contract that is not a Transferred Contract, including with respect to any Intellectual Property Rights or Technology licensed by third Persons to Seller or any of its Subsidiaries or with respect to any industry standards practiced by any of the Business Products, other than pursuant to the Transferred Contracts;

(n) all assets related to Seller’s joint venture with Holley Metering Limited;

(o) all Subsidiaries of Seller; and

(p) except as otherwise provided in this Agreement, all Books and Records and other information prepared by Seller and its Subsidiaries in connection with the Transactions.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume (and, where applicable, will cause its Subsidiaries to assume) and thereafter pay, perform and discharge (and, where applicable, will cause its Subsidiaries to pay, perform or discharge) when due all Liabilities to the extent related to the Business or the Business Products, except to the extent that any such Liabilities are Excluded Liabilities pursuant to Section 2.4 (collectively, the “Assumed Liabilities”), including the following Liabilities:

(a) all Liabilities of Seller or any of its Subsidiaries under the Transferred Permits;

(b) all Liabilities of Seller or any of its Subsidiaries under the Transferred Contracts;

(c) all Liabilities of Seller or any of its Subsidiaries relating to repairs, exchanges, returns and warranty, merchantability and similar claims arising in connection with the Business Products sold or licensed by Seller or any of its Subsidiaries prior to the Closing;

(d) all Accounts Payable of Seller or any of its Subsidiaries exclusively related to the Business; and

(e) all Liabilities to the extent (but only to the extent) arising from the operation or conduct of the Business on or after the Closing.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Subsidiaries will assume or otherwise be responsible for any Liabilities of Seller or any of its Subsidiaries of whatever nature, and Seller or one of its Subsidiaries will be responsible for such Liabilities, that are not Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following Liabilities:

(a) all Liabilities of Seller or any of its Subsidiaries to the extent arising out of the operation or conduct by Seller or any of its Subsidiaries of any business other than the Business;

(b) all Liabilities of Seller or any of its Subsidiaries to the extent arising out of any Excluded Asset;

(c) all Liabilities of Seller or any of its Subsidiaries to the extent related to any current, former or prospective employees, directors or independent contractors of Seller or any of its Subsidiaries, including the Transferred Employees, in each case arising prior to the Closing;

(d) all Liabilities of Seller or any of its Subsidiaries under or relating to Employee Benefit Plans, whether such Liabilities arise prior to, on or after the Closing Date;

(e) all Indebtedness of Seller or any of its Subsidiaries;

(f) all Liabilities of Seller or any of its Subsidiaries to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses, including legal fees, payable by Seller pursuant to Section 13.5 with respect to the Transactions;

(g) all Liabilities of Seller or any of its Subsidiaries for Taxes related to the Business or the Acquired Assets attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date in accordance with Section 9.1;

(h) all Accounts Payable of Seller or any of its Subsidiaries other than those contemplated by Section 2.3(d); and

(i) all Liabilities of Seller or any of its Subsidiaries related to Seller’s joint venture with Holley Metering Limited; and

(j) all Liabilities of Seller or any of its Subsidiaries (other than the Assumed Liabilities) to the extent (but only to the extent) arising from the operation or conduct of the Business prior to the Closing.

2.5 Transfer of Acquired Assets and Assumed Liabilities.

(a) The Acquired Assets will be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities will be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect the conveyance of the Acquired Assets and the assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements will include the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignments, each of which will be executed no later than at or as of the Closing by Seller or one or more of its Subsidiaries, as appropriate, and Buyer. Seller will retain a personal, irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except to a successor) license to practice the Transferred Patents and to sublicense the Transferred Patents to its Affiliates, customers and business partners in connection with Seller’s products and services; provided, however, that Seller will not exercise such license in violation of ARTICLE X.

(b) From time to time following the Closing, Seller and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and will take such further actions, as may be necessary or appropriate to (i) fully and effectively transfer, assign and convey to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges expressly conveyed to Buyer under this Agreement; (ii) fully and effectively transfer, assign and convey to Buyer the Assumed Liabilities; (iii) otherwise make effective the Transactions; (iv) promptly upon discovery of any asset or Liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, notify Seller of any such asset or Liability in Buyer’s possession or control and transfer or deliver back to Seller and its Subsidiaries such asset or Liability, which asset or Liability was transferred or delivered to Buyer at the Closing; and (v) transfer or deliver to Buyer any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, that was not transferred or delivered to Buyer at the Closing.

2.6 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the Transactions will be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Buyer that, regardless of whether such asset, property or right is an Acquired Asset, by its terms or by Law is (i) not transferable or non-assignable, as applicable, without the consent or waiver of a third Person; or (ii) is cancellable by a third Person in the event of such a transfer or assignment without the consent or waiver of such third Person (collectively, “Non-Assignable Assets”), in each case unless and until such consent or waiver has been obtained.

(b) The Parties will use their respective commercially reasonable efforts to obtain all consents or waivers for the transfer of the Non-Assignable Assets; provided, however, that in connection with the foregoing, neither Party will be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty) or (iv) agree to any modifications of existing contracts or the entry into any new contracts, and if any such consent or waiver that is not required to be obtained as a condition to Buyer’s obligation to consummate the Transactions pursuant to ARTICLE III is not obtained prior to the Closing, then the Closing will nonetheless take place.

(c) The Parties will (and will cause their respective Subsidiaries to) use their respective commercially reasonable efforts to (i) obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate all obligations under, any and all obligations or Liabilities that constitute, Assumed Liabilities; and (ii) obtain in writing the unconditional release of Seller and its Subsidiaries so that, in any such case, Buyer will, effective as of the Closing, be solely responsible for the Liabilities and obligations underlying the Assumed Liabilities.

(d) To the extent permitted by applicable Law, in the event that written consents or waivers to the assignment thereof cannot be obtained prior to the Closing, such Non-Assignable Assets will be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder will be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder will be for Buyer’s account. Seller will take or cause to be taken, at Buyer’s expense, such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller will promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.

(e) From and after the Closing Date, Seller on behalf of itself and its Subsidiaries, authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Subsidiaries under the Non-Assignable Assets and appoints Buyer as its attorney-in-fact to act in its name on its behalf or in the name of the applicable Subsidiaries of Seller and on such Subsidiary’s behalf with respect thereto.

(f) Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or waiver with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset will not constitute an Acquired Asset and any associated Liability will not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such written consent or waiver to be obtained or the failure of any such Non-Assignable Asset to constitute an Acquired Asset or any circumstances resulting therefrom will not constitute a Business Material Adverse Effect or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement. Promptly upon obtaining the requisite consents or waivers, such Non-Assignable Asset will become an Acquired Asset and will be transferred and assigned to Buyer hereunder.

(g) Buyer will indemnify and hold harmless Seller and its Subsidiaries from and against any and all Losses actually incurred by Seller or its Subsidiaries (i) as a result of any actions taken or not taken by Buyer after the Closing Date as subcontractor, representative or obligor with respect to any Non-Assignable Asset, or the non-compliance by Buyer on or following the Closing Date with any Laws applicable to any such Non-Assignable Asset; or (ii) if Buyer is permitted by applicable Law and the terms of the Non-Assignable Assets to perform the covenants and obligations of Seller or its Subsidiary thereunder in Seller’s (or its Subsidiary’s) stead, for any Losses otherwise relating to any Non-Assignable Assets.

2.7 Delivery.

(a) All tangible Acquired Assets will be delivered to Buyer (or its applicable Subsidiaries) Ex Works (Incoterms 2010) at the locations of Seller and its Subsidiaries at which such assets are located in the ordinary course of the operation of the Business at the time of the Closing. Risk of loss with respect to the Acquired Assets will pass to Buyer at the Closing. Buyer (or its applicable Subsidiaries) will be responsible for all costs associated with the transport of such Acquired Assets to the relevant location of Buyer. Seller will provide Buyer with reasonable access, during normal business hours and upon reasonable advance notice, to the facilities of Seller and its Subsidiaries to allow Buyer to retrieve such Acquired Assets as promptly as practicable after the Closing.

(b) All Transferred Technology or other Acquired Assets that can be delivered by electronic transmission will be so delivered or made available to Buyer (or its applicable Subsidiaries) at a designated FTP site.

ARTICLE III

PURCHASE PRICE; CLOSING

3.1 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the purchase price for the Acquired Assets (the “Purchase Price”) will be (a) the assumption of the Assumed Liabilities plus (b) a cash payment equal to the Estimated Net Asset Value plus $2,000,000 (such amount, the “Cash Purchase Price”), payable in accordance with the terms of this Agreement. The Seller may also be entitled to receive the Earnout Consideration under Section 3.7.

3.2 Closing. Unless this Agreement is validly terminated pursuant to Section 11.1, the Parties will consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than two Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.4, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of executed documents and other closing deliverables), unless another date or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.” The Closing will be deemed to be effective as of 11:59 p.m. on the Closing Date. Notwithstanding anything to the contrary in this Agreement, in the event that the Closing Date has not occurred on or before September 30, 2014, then Buyer will, by wire transfer of immediately available funds, pay to Seller $250,000 (the “Ticking Fee”) for each week (or portion thereof) that elapses between October 1, 2014, and the Closing Date. The Ticking Fee will be payable on the first date of each week. The Ticking Fee will be nonrefundable and is in addition to and will not offset against the Cash Purchase Price.

3.3 Closing Deliveries.

(a) Seller Closing Deliveries. At the Closing, Seller will deliver (or cause to be delivered) to Buyer the following:

(i) an executed copy of the Transition Services Agreement;

(ii) an executed copy of the IP License Agreement;

(iii) an executed copy of the PLC Supply Agreement;

(iv) an executed copy of the Master Confidential Disclosure Agreement;

(v) an executed copy of the Bill of Sale in the form attached as Exhibit E (the “Bill of Sale”) and any other transfer documents reasonably necessary to effect the transfer of the Acquired Assets;

(vi) an executed copy of the Assignment and Assumption Agreement in the form attached as Exhibit F (the “Assignment and Assumption Agreement”); and

(vii) an executed copy of (A) the Patent Assignment in the form attached as Exhibit G; (B) the Copyright Assignment in the form attached as Exhibit H; and (C) the Trademark Assignment in the form attached as Exhibit I (collectively, the “IP Assignments”).

(b) Buyer Closing Deliveries. At the Closing, Buyer will deliver (or cause to be delivered) to Seller the following:

(i) a cash payment in immediately available funds equal to the Cash Purchase Price, payable to one or more accounts designated in writing by Seller prior to the Closing;

(ii) an executed copy of the Transition Services Agreement;

(iii) an executed copy of the IP License Agreement;

(iv) an executed copy of the PLC Supply Agreement;

(v) an executed copy of the Master Confidential Disclosure Agreement;

(vi) an executed copy of the Bill of Sale and any other transfer documents reasonably necessary to effect the transfer of the Acquired Assets;

(vii) an executed copy of the Assignment and Assumption Agreement; and

(viii) an executed copy of the IP Assignments.

3.4 Closing Conditions.

(a) Closing Conditions of Both Parties. The respective obligations of Buyer and Seller to consummate the Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(i) Receipt of Requisite Regulatory Approvals. All authorizations, consents, orders or approvals of, material declarations or filings with, or expiration or termination of waiting periods imposed by, any Governmental Entity pursuant to applicable Law necessary for the consummation of the Transactions will have been obtained or made or will have occurred.

(ii) Absence of Legal Restraints. No Governmental Authority will have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under any of the Transaction Agreements, illegal or that otherwise prohibits or restrains the consummation of the Transactions or the Parties’ performance under any of the Transaction Agreements.

(b) Additional Closing Conditions of Buyer. The obligations of Buyer to consummate the Transactions is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent legally permitted) in writing exclusively by Buyer:

(i) Seller Closing Deliveries. Seller will have delivered (or caused to be delivered) the closing deliveries set forth in Section 3.3(a).

(c) Additional Closing Conditions of Seller. The obligations of Seller to consummate the Transactions is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent legally permitted) in writing exclusively by Seller:

(i) Accuracy of Buyer Representations and Warranties.

(A) The representations and warranties of Buyer set forth in Section 5.1 and Section 5.5 will have been true and correct in all material respects on and as of the date of this Agreement and will be true and correct in all material respects on and as of the Closing

Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which will have been true and correct in all material respects as of such date).

(B) The representations and warranties of Buyer set forth in this Agreement (other than those specified in Section 3.4(c)(i)(A)) will have been true and correct in all respects on and as of the date of this Agreement and will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which will have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect; provided, however, that all qualifications as to “materiality” or “Buyer Material Adverse Effect” or similar concept set forth in such representations and warranties will be disregarded for purposes of this Section 3.4(c)(i)(B)).

(ii) Compliance with Covenants. Buyer will have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyer prior to the Closing.

(iii) Buyer Closing Certificate. Seller will have received a certificate, duly executed by an executive officer of Buyer, certifying as to the matters set forth in Section 3.4(c)(i) and Section 3.4(c)(ii).

(iv) Buyer Closing Deliveries. Buyer will have delivered (or caused to be delivered) the closing deliveries set forth in Section 3.3(b).

(v) Designated Employees. Buyer will have provided appropriate evidence to Seller that it has made offers of employment to all Designated Employees, and such offers will provide for salary and benefits (including long-term incentive compensation) comparable to those received by the applicable Designated Employee on the date of this Agreement.

(vi) Facilities Sublease. Buyer will have entered into an appropriate sublease agreement reflecting the terms set forth on Schedule 3.4(c)(vi).

3.5 Allocation. Seller will deliver to Buyer an allocation of the Purchase Price to be paid to Seller pursuant to the terms of this ARTICLE III and any Assumed Liabilities among the Acquired Assets in accordance with the methodology set forth on Schedule 3.5 and Section 1060 of the Code, within 90 days of the Closing Date, or as soon thereafter as reasonably practicable (the “Allocation Schedule”). Buyer and Seller agree to report and to cause each of their respective Subsidiaries to report the Transactions in a manner consistent with the Allocation Schedule for all Tax purposes, and that none of them will take any position, or cause their respective Subsidiaries to take any position, inconsistent therewith in any Tax Return, refund claim, litigation or otherwise, unless otherwise required by applicable Law. Buyer and Seller will cooperate with each other in preparing Internal Revenue Service Form 8594 and any other Tax documentation consistent with the Allocation Schedule. Buyer and Seller will promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule.

3.6 Net Asset Value Determination.

(a) Definition. “Net Asset Value” means an amount equal to (i) all assets of the Business minus (ii) all liabilities of the Business, in each case calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Seller’s financial statement and presented in a form substantially similar to that previously made available to Buyer (but excluding, in all cases, any charges booked by Seller during the quarter ended June 30, 2014 in contemplation of winding down the Business). As of June 30, 2014, the Net Asset Value was $2,962,373.36.

(b) Calculation of Estimated Net Asset Value. At least five Business Days prior to the close of business on the Closing Date, Seller shall prepare and deliver to Buyer a draft of an estimated unaudited consolidated balance sheet of the Business as of the close of business on the Closing Date, which shall include a statement setting forth Seller’s estimate of the Net Asset Value (the “Estimated Net Asset Value Statement”). The Estimated Net Asset Value Statement will fairly and accurately present Seller’s good faith best estimate (based on reasonable assumptions) of the Net Asset Value. The estimated Net Asset Value set forth in the Estimated Net Asset Value Statement is referred to as the “Estimated Net Asset Value.”

(c) Calculation of Actual Net Asset Value.

(i) Within 60 days following the Closing Date, Buyer shall prepare (or cause to be prepared) and deliver to Seller a statement setting forth Buyer’s calculation of the Net Asset Value (the “Actual Net Asset Value Statement”). If Buyer does not deliver the Actual Net Asset Value Statement within such time period, then for all purposes of and under this Agreement the term “Actual Net Asset Value” will mean the Estimated Net Asset Value set forth in the Estimated Net Asset Value Statement delivered by Seller.

(ii) Seller may dispute any item or amount set forth in the Actual Net Asset Value Statement within 30 days following receipt of the Actual Net Asset Value Statement by delivering to Buyer a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by Seller; (B) Seller’s calculation of each such disputed item or amount; and (C) Seller’s calculation of the Net Asset Value after giving effect to Seller’s calculation of each such disputed item or amount.

(iii) If Buyer does not receive a Notice of Dispute from Seller delivered pursuant to and in accordance with Section 3.6(c)(ii) within the time period set forth therein, then (A) Seller shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Actual Net Asset Value Statement delivered by Buyer; and (B) for all purposes of and under this Agreement, the term “Actual Net Asset Value” shall mean the Net Asset Value as set forth in the Actual Net Asset Value Statement. If Buyer receives a Notice of Dispute from Seller delivered pursuant to and in accordance with Section 3.6(c)(ii) within the time period set forth therein, then Buyer and Seller shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Buyer and Seller shall reach agreement within 30 days following Buyer’s receipt of a Notice of Dispute on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, the term “Actual Net Asset Value” shall mean the Net Asset Value as agreed upon by Buyer and Seller in writing, and any such resolution shall be final and binding on the parties hereto for the purposes of this Section 3.6 and ARTICLE XII. In the event that Buyer and Seller are unable to reach agreement within 30 days following Buyer’s receipt of a Notice of Dispute on all of the disputed items or amounts set forth in a Notice of Dispute, then the following shall occur:

(A) Buyer and Seller shall execute a memorandum (the “Net Asset Value Memorandum”) setting forth (1) the resolved items or amounts, if any; and (2) the items or amounts that remain in dispute following such good faith negotiations.

(B) At the request of either Buyer or Seller, the Parties shall submit all remaining disputed items and amounts set forth in the Net Asset Value Memorandum to an internationally recognized accounting firm that has not performed work for, and is otherwise independent of, each of Buyer and Seller, and that is reasonably acceptable to Buyer and Seller (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof. The Parties shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm, including providing the Independent Accounting Firm with all relevant information, books and records and any work papers relating to the disputed items and amounts and all other items reasonably requested by the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator; (2) consider only those items and amounts identified in the Net Asset Value Memorandum as being in dispute between Buyer and Seller; (3) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision; and (4) not (x) determine any liability claimed by Seller or asset claimed by Buyer in an amount less than that claimed by such Party; or (y) determine any asset claimed by the Seller or liability claimed by Buyer in an amount in excess of the amount claimed by such Party except, in the case of each of (x) and (y), as may be necessary to make a corresponding adjustment to a disputed item in accordance with GAAP. All expenses relating to the engagement of the Independent Accounting Firm shall be borne by the Party whose estimate of the Net Asset Value is the furthest from the amount finally determined by the Independent Accounting Firm. The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon the Parties.

(iv) Except as set forth in Section 3.6(c)(i) or Section 3.6(c)(iii), for all purposes of this Agreement, the term “Actual Net Asset Value” shall mean the Net Asset Value based upon (A) all amounts agreed upon by Buyer and Seller in respect of any disputed items or amounts, as set forth in the Net Asset Value Memorandum; and (B) all other amounts determined by the Independent Accounting Firm pursuant to Section 3.6(c)(iii)(B).

(v) During the period of time from and after the date of the delivery of the Actual Net Asset Value Statement to Seller until the Actual Net Asset Value has been finally determined, Buyer shall provide Seller and its representatives (including accountants and counsel) with reasonable access during normal business hours to the books and records of the Business (including the Books and Records) and the working papers used by Buyer (or accountants and counsel retained by it), and access to such personnel or representatives of Buyer and the Business as Seller may reasonably require for the purposes of review of, resolving any dispute related to or responding to any matters or inquiries concerning Buyer’s calculation of the Net Asset Value, the Actual Net Asset Value and the preparation of any Notice of Dispute, and Buyer shall use commercially reasonable efforts to respond to inquiries from Seller regarding the Actual Net Asset Value Statement.

(d) Payment. Promptly following the determination of the Actual Net Asset Value, in the event that the Actual Net Asset Value is (i) less than the Estimated Net Asset Value (such difference, the “Shortfall Amount”), then Seller shall, by wire transfer of immediately available funds to an account designated by Buyer, deliver to Buyer the Shortfall Amount; or (ii) greater than the Estimated Net Asset Value (such excess, the “Excess Amount”), then Buyer shall, by wire transfer of immediately available funds to an account designated by Seller, deliver to Seller the Excess Amount.

3.7 Earnout.

(a) Acknowledgement. The Parties acknowledge and agree that the Business’ projected sales were a material factor in determining the valuation of the Business by Buyer. As a result, Buyer will pay to Seller the Earnout Consideration, if any, upon achievement of the objectives, and in accordance with the terms and conditions set forth, in this Section 3.7.

(b) Definitions.

(i) “Earnout Date” means January 1, 2016.

(ii) “Earnout Period” means the period from January 1, 2015 to the Earnout Date.

(iii) “Qualifying Revenue” means the gross revenue of the Business.

(c) Earnout Consideration. As additional consideration for the Acquired Assets, if the Qualifying Revenue exceeds $50,000,000 during the Earnout Period, then the Buyer will pay the Seller $1,000,000 (the “Earnout Consideration”).

(d) Payment of Earnout Consideration; Seller Objections.

(i) No later than 60 days after the Earnout Date, Buyer will deliver to the Seller a memorandum (the “Earnout Notice”) specifying in reasonable detail Buyer’s calculation of Qualifying Revenue during the Earnout Period. The Earnout Notice will be accompanied by reasonably detailed documentation supporting the calculations therein.

(ii) Seller will have 30 days to make an objection in writing to any item in the Earnout Notice, and that objection must be delivered to Buyer prior to 5:00 p.m. (Pacific Time) on the expiration of the 30-day period. If no objection is delivered to Buyer within the 30-day period, then the Earnout Notice will become final and binding on Buyer and Seller.

(iii) Buyer and Seller will attempt in good faith to resolve any objection to the Earnout Notice made pursuant to Section 3.7(d)(ii), and while attempting to resolve such objection Buyer agrees to promptly provide reasonably requested backup information to substantiate the calculation of the Earnout Consideration. If, within 60 days after the Seller delivers an objection to the Earnout Notice to Buyer, and after good faith negotiations, Buyer and Seller are unable to agree on the rights of the respective parties with respect to the Earnout Consideration, either Buyer or the Seller may seek resolution of the dispute through an Action pursuant to Section 13.11.

(iv) Promptly following the resolution of any objections to the Earnout Notice, Buyer will distribute the Earnout Consideration to the Seller by wire transfer of immediately available funds.

(e) Earnout Protections. Buyer will not take any action the principal purpose of which is to circumvent or adversely affect Seller’s ability to receive the Earnout Consideration. During the Earnout Period, Buyer will (i) operate the Business in a manner reasonably calculated to maximize the Seller’s ability to receive the Earnout Consideration; (ii) devote sufficient resources to the Business to allow it to operate in a manner materially consistent with how it was operated by Seller prior to the Closing; (iii) operate the Business separate from its other businesses; and (iv) not dispose of any of the material assets of the Business without Seller’s prior written consent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date of this Agreement (and not as of any other time) as follows:

4.1 Organization and Good Standing; Authority and Enforceability.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its applicable Subsidiaries has all necessary corporate or other organizational power and authority to carry on the Business and to own and use the Acquired Assets.

(b) Seller has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which Seller is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this

Agreement and the other Transaction Agreements to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.

(c) This Agreement and the other Transaction Agreements to which Seller is a party has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its and their respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(d) No insolvency or similar proceedings have been initiated or threatened by or against the Business.

4.2 Governmental Approvals. No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority (collectively, “Governmental Approvals”) is required on the part of Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable securities Laws, (b) filings required under, and compliance with, Antitrust Laws applicable to the Transactions and (c) any Governmental Approvals the failure to obtain or make would not have a Business Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

4.3 Conflicts. The execution and delivery by Seller of this Agreement and the other Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby do not (a) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of Seller or any of its Subsidiaries; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets pursuant to, require any notice, consent or waiver under, or result in the loss of any benefit under, any Transferred Permit; or (c) violate any Law (as in effect on the date of this Agreement) or Order applicable to the Business, the Acquired Assets or Seller or any of its Subsidiaries, except for any such conflict, breach, default, acceleration, creation, obligation, Lien or violation referred to in clauses (b) and (c) above that would not have a Business Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

4.4 Title. Seller (or one or more of its Subsidiaries) has good and valid title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. The foregoing representation and warranty does not apply to any Software licensed to Seller or any of its Subsidiaries, including any Open Source Software.

4.5 Sufficiency. So long as Buyer (a) independently has the use of, or acquires, the Excluded Assets or assets substantially equivalent thereto; (b) acquires any necessary supplies, consumables and utilities necessary to operate the Business; (c) has adequate access to, and use of, assets substantially equivalent to the Infrastructure Assets; (d) independently enters into Contracts with any third-party contract manufacturers; (e) independently enters into any Material Contract that is not a Transferred Contract; (f) enters into a standard Protocol Patent License Agreement for the LonTalk® Protocol and the ANSI/CEA 709.1-B-2002 Control Networks Specification (see http://www.echelon.com/technology/lonworks/protocol/); and (g) has the necessary skilled employees and working capital to operate the Business, the Acquired Assets and Intellectual Property Rights licensed hereunder constitute all of the material assets of Seller and its Subsidiaries (other than the assets the benefits or use of which will be provided to Buyer under the Transition Services Agreement) necessary for Buyer to operate the Business in substantially the same manner as operated by Seller and its Subsidiaries as of the date of this Agreement, except where the omission of such asset would not materially impede Buyer’s operation of the Business. Nothing set forth in this Section 4.5 will, or is intended to, constitute a representation or warranty of any kind that the Business may be operated by Buyer following the Closing without infringing the Intellectual Property Rights of a third Person; the only non-infringement representation or warranty provided by Seller is set forth in Section 4.9(g).

4.6 Absence of Changes. Since the Reference Date through the date of this Agreement:

(a) there has not occurred a Business Material Adverse Effect that is continuing; and

(b) neither Seller nor any of its Subsidiaries has taken any action that would be prohibited by the terms of ARTICLE VI if proposed to be taken or taken after the date of this Agreement.

4.7 Taxes.

(a) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business or its ownership of the Acquired Assets, (i) all material Tax Returns relating to any and all Taxes concerning or attributable to Seller, its Subsidiaries or the Business have been timely filed; and (ii) such Tax Returns are true and complete in all material respects and have been completed in accordance with applicable Law.

(b) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business or its ownership of the Acquired Assets, (i) all material Taxes required to be paid by or on behalf of Seller, any of its Subsidiaries or with respect to the Business (whether or not shown on any Tax Return) have been timely paid; and (ii) all Taxes required to be paid or withheld with respect to employees and other third Persons of Seller or any of its Subsidiaries have been timely paid or withheld (and withheld amounts have been timely paid over to the appropriate Taxing Authority). There are no Liens for Taxes upon the Acquired Assets other than Permitted Liens.

4.8 Tangible Property. The material equipment that is Transferred Tangible Property is in good operating condition and repair, reasonable wear and tear excepted, and is suitable for the uses for which it is being used in all material respects.

4.9 Intellectual Property.

(a) Schedule 1.1(ttt) and Schedule 1.1(xxx) together set forth sets forth a true, correct and complete list of all Transferred Intellectual Property Rights that are Registered IPR (the “Transferred Registered IPR”), and in respect of each such item of Transferred Registered IPR, the registered owner thereof, the jurisdiction in which each item has been registered or filed, and the applicable registration, application or serial number or similar identifier and applicable issuance, registration or grant date. With respect to each item of Transferred Registered IPR, as of the date of this Agreement, all necessary registration, maintenance and renewal fees and Taxes due have been paid, and all necessary documents and certificates have been filed with the U.S. Patent and Trademark Office, Copyright Office or other relevant Governmental Authority, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, such Registered IPR. There are no Actions, other than ordinary course application proceedings, as to which Seller or any of its Subsidiaries has received notice, challenging the ownership or validity of any such Transferred Registered IPR. To the Knowledge of Seller, no item of Transferred Registered IPR is invalid or unenforceable.

(b) Seller or one of its Subsidiaries owns, or otherwise has the right to transfer to Buyer under the terms of this Agreement, all Transferred Intellectual Property Rights. No Transferred Intellectual Property Rights are subject to any Action or outstanding Order or settlement agreement or stipulation in any Action to which Seller or any of its Subsidiaries is a party that restricts in any material respect the transfer, assignment or licensing thereof by Seller or any of its Subsidiaries or the enforceability of such Transferred Intellectual Property Rights.

(c) There is not pending, and during the three years prior to the date of this Agreement there has not been, any Action as to which Seller or any of its Subsidiaries received notice challenging the use, ownership, validity, enforceability or registerability of any Transferred Registered IPR.

(d) The patents listed on Schedule C to the IP License Agreement (Licensed Patents) include all Patents (other than the Transferred Patents) owned by Seller or any of its Subsidiaries with, or entitled to, a filing date prior to the Closing Date that, absent the licenses granted herein, would be infringed by Buyer’s operation of the Business substantially as conducted as of the Closing or the making, using or selling of the Business Products as of the Closing Date.

(e) Schedule 1.1(k) contains a true, correct and complete list of all Business Products (by name and version) that are being or have been sold in any material quantities by Seller or its Subsidiaries in the two years preceding the date of this Agreement.

(f) Except (i) for those cross licenses, portfolio licenses, and other similar Contracts that apply to a substantial portion of Seller’s Intellectual Property Rights and (ii) those licenses granted in the ordinary course of the operation of the Business, no material licenses, covenants not to sue, or other similar rights to the Transferred Patents have been granted by Seller or any of its Subsidiaries to any Person.

(g) Neither the Business Products nor the operation of the Business by Seller or its Subsidiaries have, or currently, infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person. Neither Seller nor any of its Subsidiaries has received written notice from any Person claiming that the operation of the Business or any of the Business Products infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.

(h) To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any item of Transferred Intellectual Property Rights in a manner that could reasonably be expect to have a material adverse effect on the Business. No Actions have been brought or threatened against any Person by Seller or any of its Subsidiaries in the three years preceding the date of this Agreement alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use of, any Transferred Intellectual Property Rights.

(i) Seller and its Subsidiaries have taken reasonable measures under the circumstances to protect as confidential and maintain as a trade secret the Trade Secrets that are material to the Business. Without limiting the foregoing, Seller and each of its Subsidiaries requires each Employee who has made any contributions to the development of any Business Product to execute a Proprietary Information and Inventions Agreement substantially in the forms provided to Buyer.

(j) No government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Business Product and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Business Product, Transferred Intellectual Property Rights or Transferred Technology.

(k) Excluding employee agreements, agreements with consultants and independent contractors and non-disclosure agreements entered into in the ordinary course of business, Seller has made available to Buyer copies of any (i) Contract pursuant to which Seller or any of its Subsidiaries has licensed or is obligated to license any Transferred Intellectual Property Rights to a third Person, other than non-exclusive licenses entered into in connection with the sale or support of Business Products or granted by Seller or any of its Subsidiaries in the ordinary course of business (the “Out-Licenses”); or (ii) Contract pursuant to which a third Person has licensed any

Intellectual Property Rights to Seller or any of its Subsidiaries that is specific and material to the operation of the Business other than licenses to Infrastructure Assets or other commercially available Software or other Technology entered into in the ordinary course of business (the “In-Licenses,” and together with the Out-Licenses, the “IP Licenses”).

4.10 Material Contracts.

(a) For purposes of this Agreement, “Material Contracts” means the following Contracts to which Seller or any of its Subsidiaries is a party:

(i) any lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is lessee of, or holds or uses, any Transferred Tangible Property material to the operation of the Business;

(ii) any Contract imposing any material restriction on the right or ability of Seller or any of its Subsidiaries to (A) compete with any other Person or to engage in the Business or (B) develop, sell or distribute any Business Products;

(iii) any Contract with any of the top 10 customers (in terms of revenue received) of the Business for the fiscal year ended December 31, 2013;

(iv) any Contract with any of the top 10 suppliers (in terms of amounts paid) of the Business for the fiscal year ended December 31, 2013;

(v) the IP Licenses; and

(vi) any settlement agreement under which Seller or any of its Subsidiaries has material ongoing obligations with respect to the Business.

(b) Seller has made available to Buyer true, correct and correct copies of all Material Contracts (including all amendments, supplements and other modifications thereto) as in effect on the date of this Agreement, but only to the extent related to the operation of the Business.

(c) Except for matters that would not adversely affect in any material respect Buyer, its operation of the Business or its ownership of the Acquired Assets: (i) each Transferred Contract is a valid and binding agreement of Seller or its Subsidiaries and is in full force and effect in accordance with its terms; (ii) neither Seller nor any of its Subsidiaries has violated or breached in any material respect, and neither Seller nor any of its Subsidiaries has committed any material default under, any Transferred Contract that remains uncured; and (iii) to the Knowledge of Seller, no other Person has violated or breached in any material respect, or committed any material default under any Transferred Contract that remains uncured.

4.11 Employee Matters.

(a) Seller has made available to Buyer the following information concerning the Designated Employees: (i) the employee IDs, positions and rate of base compensation of all Designated Employees, (ii) the respective title or position, place of employment and date of hire of each such Designated Employee, (iii) whether any Designated Employees are absent from active employment due to a leave of absence or disability (a “Leave Employee”), and (iv) whether each such Designated Employee is an Automatic Transfer Employee.

(b) Seller has made available to Buyer the identity of all Persons who, as of the date of this Agreement, are consultants or independent contractors working exclusively for the Business, together with their material terms and conditions of engagement, including but not limited to, provisions as to notice, remuneration and emoluments.

(c) To the Knowledge of Seller, as of the date of this Agreement, none of the Designated Employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed activities of the Business, except for agreements between Seller or any of its Subsidiaries and their present and former employees, consultants and contractors.

(d) Neither Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Designated Employee, and no such collective bargaining agreement or other union Contract is being negotiated by Seller or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Designated Employee. To the Knowledge of Seller, there are no current activities or proceedings of any labor union to organize the Designated Employees. Except as would not result in a Business Material Adverse Effect, there is no labor dispute, strike or work stoppage against Seller or any of its Subsidiaries pending or, to the Knowledge of Seller, threatened.

4.12 Employee Benefits Plans.

(a) Seller has provided or made available to Buyer, to the extent applicable, true, correct and complete copies of each material Employee Benefit Plan in which a Designated Employee, including any spouse or dependent of a Designated Employee, participates as of the date of this Agreement.

(b) Neither Seller nor its ERISA Affiliates maintains, sponsors, contributes to or can reasonably be expected to have any liability with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA; or (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

4.13 International Employee Plans.

(a) Except as would not result in a material Liability to the Business, (i) each International Employee Plan that must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and (ii) to the Knowledge of Seller, such International Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

(b) Except as would not result in a material Liability to the Business, there are no pending or, to the Knowledge of Seller, threatened claims or Actions with respect to any International Employee Plans.

4.14 Legal Proceedings.

(a) As of the date of this Agreement, there is no Action pending or, to the Knowledge of Seller, threatened in writing (i) against or affecting Seller or any of its Subsidiaries that primarily relates to the Business or any of the Acquired Assets or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or any other transaction contemplated any other Transaction Agreement. As of the date this Agreement, to the Knowledge of Seller, there is no inquiry or investigation pending or threatened in writing by or before a Governmental Authority against or affecting Seller or any of its Subsidiaries that primarily relates to the Business or any of the Acquired Assets.

(b) As of the date of this Agreement, there is no Order to which Seller or any of its Subsidiaries is subject that primarily relates to the Business or any of the Acquired Assets.

4.15 Compliance with Laws; Permits.

(a) Seller and its Subsidiaries are in compliance in all material respects with each Law (as in effect on the date of this Agreement) to the extent applicable to the Business, any of the Acquired Assets or the Assumed Liabilities.

(b) All Transferred Permits are in full force and effect. Seller and its Subsidiaries are in compliance in all material respects with each Transferred Permit.

4.16 Brokerage Fees. Seller and its Subsidiaries have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses that will be paid by Seller.

4.17 Related Party Transactions.

(a) No Related Party has any interest in any Acquired Asset.

(b) To the Knowledge of Seller, no Related Party is competing with the Business.

4.18 Exclusivity of Representations. Seller, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE V:

(a) neither Buyer nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Buyer, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Transactions;

(b) no Person has been authorized by Buyer, any of its Affiliates or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to Buyer, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Seller or any of its Affiliates or Representatives as having been authorized by Buyer or any of its Affiliates (or any other Person); and

(c) the representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Buyer hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing; Authority and Enforceability.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has all necessary corporate or other organizational power and authority to carry on its business and to own and operate its assets.

(b) Buyer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which Buyer is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer.

(c) This Agreement and the other Transaction Agreements to which Buyer is a party has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of

Buyer, enforceable against Buyer in accordance with its and their respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity.

5.2 Governmental Approvals. No Governmental Approvals are required on the part of Buyer in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable securities Laws, (b) filings required under, and compliance with, Antitrust Laws applicable to the Transactions and (c) any such Governmental Approvals the failure to obtain or make would not have a Buyer Material Adverse Effect.

5.3 Conflicts. The execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby do not (a) conflict with or violate the certificate of incorporation or bylaws (or other comparable organization documents) of Buyer; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or (c) violate any Law or Order applicable to Buyer or any of its properties or assets, except for any such conflict, breach, default, acceleration, creation, obligation or violation referred to in clauses (b) and (c) above that would not have a Buyer Material Adverse Effect.

5.4 Sufficient Funds. Buyer has sufficient immediately available funds to pay the Cash Purchase Price.

5.5 Brokerage Fees. Buyer and its Affiliates have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses that will be paid by Buyer.

5.6 No Knowledge of Breaches. To the Knowledge of Buyer, no representation or warranty of Seller set forth in ARTICLE IV is untrue or incorrect.

5.7 “As Is” Condition. Except as may be specifically provided in this Agreement, Buyer acknowledges and agrees that it will accept the sale and transfer by Seller of all of the Transferred Assets on an “As Is Where Is” basis on the Closing Date regardless of the condition of the Transferred Assets and whether Buyer has inspected and examined them. EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE TRANSFERRED ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

5.8 Exclusivity of Representations.

(a) Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV:

(i) neither Seller nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Business, the Acquired Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the Transactions;

(ii) no Person has been authorized by Seller, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Business, the Acquired Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or Representatives as having been authorized by Seller, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Seller in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Seller hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the Transactions, in connection with presentations by Seller’s management or in any other forum or setting;

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE VI

INTERIM CONDUCT OF THE BUSINESS

6.1 Conduct of the Business. Except (i) as set forth in Schedule 6.1; (ii) as expressly required or permitted by this Agreement; or (iii) as Buyer may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), at all times from the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with its terms, Seller will, and will cause its Subsidiaries to:

(a) operate the Business in the ordinary course of business consistent with past practice;

(b) use commercially reasonable efforts to preserve and protect the Acquired Assets in good working order and condition, ordinary wear and tear excepted; and

(c) use commercially reasonable efforts to preserve intact the Business.

6.2 Restrictions on the Business. Except (i) as set forth in Schedule 6.1; (ii) as expressly required or permitted by this Agreement; or (iii) as Buyer may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), at all times from the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with its terms, Seller will not, and will ensure that its Subsidiaries do not, take any of the following actions with respect to the Business, the Acquired Assets or the Assumed Liabilities:

(a) other than in the ordinary course of business consistent with past practice, sell, lease, exclusively license, transfer or otherwise dispose of or encumber any Acquired Assets, or grant or otherwise create or consent to the creation of any Liens other than Permitted Liens affecting any Acquired Assets or any part thereof;

(b) enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Buyer that would constitute an Assumed Liability;

(c) other than as required by applicable Law or GAAP, make or change any Tax election that would affect the Acquired Assets;

(d) abandon or permit to lapse any Transferred Intellectual Property Rights (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Subsidiaries, including a failure by Seller or any of its Subsidiaries to pay any required registration or maintenance fees));

(e) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business;

(f) solely with respect to the Designated Employees, (i) accelerate, or permit the acceleration of, the vesting or exercisability of any options or other equity interests; (ii) make any discretionary cash payments; (iii) issue any equity compensation awards; (iv) make any changes to any existing employment or other agreements; (v) enter into any new employment agreements; (vi) enter into severance or retention plans or arrangements; (vii) implement any salary increase or bonus plan; or (viii) create any retention-related pools of cash, stock or other payments; or

(g) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a) through Section 6.2(f).

6.3 Procedures for Requesting Consent from Buyer.

(a) If Seller desires to take (or omit from taking) an action that would be prohibited pursuant to Section 6.1 or Section 6.2 without the written consent of Buyer, then prior to taking such action Seller may request such written consent by sending an email to the following individuals specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken):

Hannes Niederhauser

Email address: hannes.niederhauser@snt.at

Richard Neuwirth

Email address: richard.neuwirth@snt.at

(b) Each of the individuals set forth above may grant consent on behalf of Buyer to the taking of (or omission from taking) any action that would otherwise be prohibited pursuant to Section 6.1 or Section 6.2 by email. For the avoidance of doubt, the failure by such individuals to respond to any request from Seller pursuant to this Section 6.3 within 48 hours will be deemed to be consent by Buyer to Seller’s request.

ARTICLE VII

COVENANTS OF PARTIES

7.1 Commercially Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller will use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by the other Transaction Agreements, including using commercially reasonable efforts to (a) cause the conditions set forth in Section 3.4 to be satisfied as soon as practicable after the date of this Agreement; (b) obtain all necessary or appropriate consents, waivers and approvals under any Transferred Permits in connection with this Agreement and the consummation of the Transactions and the other transactions contemplated by the other Transaction Agreements; and (c) obtain all necessary actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); provided, however, that in the case of clause (b) and clause (c), in no event will Seller or any of its Subsidiaries be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty) or (iv) agree to any modifications of existing Contracts or the entry into any new Contracts for such actions, non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities or suffer or agree to suffer the loss of any right or benefit in connection therewith.

7.2 Regulatory Filings. Without limiting the generality of Section 7.1, as soon as reasonably practicable following the execution and delivery of this Agreement, each of Buyer and Seller will file with the appropriate Governmental Authorities a Notification and Report Form relating to this Agreement and the Transactions and the other Transaction Agreements and the transactions contemplated thereby as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the Antitrust Laws of any applicable foreign jurisdiction, in each case as Buyer may deem necessary or appropriate. Each of Buyer and Seller will promptly (a) cooperate and coordinate with the other in the making of such filings; (b) supply the other with any information that may be required in order to effectuate such filings; and (c) supply any additional information that reasonably may be required or requested by such Governmental Authorities. Each Party will promptly inform the other Party of any communication from any Governmental Authority regarding the Transactions or any of the transactions contemplated by any of the other Transaction Agreements. If either Party or its Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or the other transactions contemplated by any of the other Transaction Agreements, then such Party will use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

7.3 Access to Information. During the period from the date of this Agreement and prior to the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, Seller will afford Buyer and its Representatives with reasonable access, during Seller’s normal business hours and with reasonable advance notice, to all of the assets, properties, Books and Records, Contracts and Permits of Seller and its Subsidiaries to be transferred to Buyer pursuant to this Agreement that Buyer may reasonably request; provided, however, that such access (a) does not unreasonably disrupt the normal operations of the Business or Seller or any of its Subsidiaries; (b) is subject to Seller’s reasonable security measures and insurance requirements; and (c) does not include the right to perform any “invasive” testing. Notwithstanding anything to the contrary in this Section 7.3, Seller will not be obligated to provide Buyer with any such access if it would (i) cause significant competitive harm to Seller or any of its Subsidiaries; (ii) jeopardize any attorney-client or other legal privilege; or (iii) contravene any Law, fiduciary duty or the terms of any Contract.

7.4 Notification of Certain Matters. During the period from the date of this Agreement and prior to the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, Buyer will promptly notify Seller upon becoming aware of (i) any representation or warranty of Buyer set forth in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 3.4(c)(i) would not be satisfied if the Closing were to occur at such time; or (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement such that the condition set forth in Section 3.4(c)(ii) would not be satisfied if the Closing were to occur at such time.

7.5 Confidentiality. Buyer and Seller acknowledge and agree that the Confidentiality Agreement, dated as of June 20, 2014, by and between Buyer and Seller (the “Confidentiality Agreement”) will continue in full force and effect in all respects until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms. Thereafter, the Master Confidential Disclosure Agreement will govern the confidentiality of the information of each Party.

7.6 Exclusivity. During the period from the date of this Agreement and prior to the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, Seller will not, and will cause its Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate, consider, entertain, knowingly encourage or accept the submission of any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the Transactions) relating to the acquisition of the Business; (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or knowingly facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing; or (c) furnish any confidential information regarding the Business to any third Person (except in the ordinary course of business consistent with past practice).

7.7 Public Statements. Buyer and Seller will consult with each other before issuing any press release or public announcement with respect to this Agreement, the Transactions, the Transaction Agreements and the transactions contemplated thereby and will not issue any such press release or public announcement without the prior consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances) issue a press release, public announcement or filing as is required by Law or the rules and regulations of any applicable stock exchange. The Parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

7.8 Use of Names. Buyer’s right to use Trademarks other than the Transferred Trademarks after the Closing is solely as set forth in the IP License Agreement.

7.9 Bulk Sales. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer (other than any obligations with respect to the application of the proceeds from the Transactions).

7.10 Payments.

(a) After the Closing, Seller will, and will cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receives that relate to the Acquired Assets or the Business to which Buyer is entitled, and will hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

(b) After the Closing, Buyer will, as promptly as practicable, deliver to Seller (or any of any of its Subsidiaries, as applicable) any mail and payments received by Buyer that do not relate to the Acquired Assets or the Business and to which Seller or its Subsidiaries is entitled.

7.11 Product Warranties. Following the Closing, Buyer will be solely responsible for satisfying any product warranties with respect to any Business Products, including all Business Products sold prior to Closing. Notwithstanding the foregoing, Seller will assist Buyer in fulfilling any obligations with respect to such product warranties accordance with the terms of the Transition Services Agreement.

7.12 Purchase Orders. The Parties hereby agree that Seller will have the right and obligation to fulfill any Seller purchase orders that are outstanding as of the Closing Date. Notwithstanding the foregoing, Seller will continue to assist Buyer in fulfilling any purchase orders that are outstanding after the Closing Date in accordance with the terms of the Transition Services Agreement.

7.13 Export Controls. Following the Closing Date, Buyer agrees that it will, and will cause its Subsidiaries to, not export any Transferred Technology outside of the United States or to any foreign Person without obtaining all necessary Governmental Approvals under applicable Law, including U.S. export control Law.

7.14 Production of Witnesses. From and after the Closing, the Parties will, and will cause their respective Subsidiaries to, use commercially reasonable efforts to make available to each other, upon written request, its Representatives for fact finding, consultation and interviews and as witnesses to the extent that either Party may reasonably be required in connection with any Action in which such requesting Party may from time to time be involved relating to the Business. Seller, on the one hand, and Buyer, on the other hand, agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 7.14. Notwithstanding the foregoing, the provisions of this Section 7.14 will not apply to Actions brought between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand.

7.15 Future Initiatives. From and after the date of this Agreement, Buyer will use its best efforts to enter into appropriate Contracts reflecting the terms currently under discussion or otherwise contemplated by Seller with respect to all programs and initiatives in which Seller or the Business are involved or become involved as of the Closing Date. In addition, after the Closing, Buyer will work in good faith to complete, on the same terms as those contemplated by Seller prior to the Closing, those items required by any requests for proposals in which the Business is participating as of the Closing

ARTICLE VIII

EMPLOYEE MATTERS

8.1 Automatic Transfer Employees.

(a) Notwithstanding anything to the contrary in this Agreement, effective as of the Closing, all rights, powers and Liabilities of Seller and its Subsidiaries to or in respect of any Automatic Transfer Employee (including the rights, powers and Liabilities under, in connection with or arising from a Contract of employment or employment relationship between an Automatic Transfer Employee and Seller or any of its Subsidiaries) in force and effect immediately prior to the Closing will remain with, or be transferred by operation of Law to, Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer will employ all Automatic Transfer Employees from and after the Closing for at least the period of time required by applicable Law.

(b) Buyer will comply (or cause its Subsidiaries to comply) with all applicable provisions of the Transfer Regulations and other similar country-specific legal standards or applicable Laws in respect of all Automatic Transfer Employees.

8.2 Designated Employees.

(a) Prior to the Closing, Buyer will, or will cause one of its Subsidiaries to, offer employment to each Designated Employee other than any Leave Employee, in each case effective as of the Closing, pursuant to a written employment offer letter (each, an “Offer Letter”). Each Offer Letter will provide that the applicable Designated Employee will receive full credit for their prior service with Seller or any of its Subsidiaries for all purposes, and will receive salary and benefits (including long-term incentive compensation) comparable to those received on the date of this Agreement. The Parties will reasonably cooperate to determine the appropriate treatment of any Leave Employees.

(b) Effective as of the Closing, Buyer, or one of its Subsidiaries must hire and employ each Designated Employee who accepts and does not repudiate his or her Offer Letter prior to the Closing Date. Those Designated Employees who accept employment from Buyer pursuant to the offers of employment made pursuant to Section 8.2(a) and commence employment with Buyer as of the Closing (or such later date with respect to the Leave Employees), together with all Automatic Transfer Employees, are referred to herein collectively as “Transferred Employees.” Notwithstanding the foregoing, except as required by applicable Law, no Transferred Employee has any continuing rights to employment, and each such Transferred Employee will be considered an “at will” employee, unless he or she has or enters into a written employment agreement guaranteeing employment that is binding on Buyer.

(c) Except as required by applicable Law or the terms of the Transition Services Agreement, from and after the Closing, Seller and its Subsidiaries will terminate the employment of all Transferred Employees and the Transferred Employees will cease to participate in or accrue further rights or benefits under any Employee Benefit Plan or International Employee Plan.

(d) With respect to the coverage of the Transferred Employees under Buyer’s employee welfare benefits plans (including medical, dental, vision, prescription drug and employee assistance plans) (“Buyer Welfare Plans”), (i) each such Transferred Employee’s credited service with Seller and its Subsidiaries will be credited against any waiting period applicable to eligibility for enrollment of new employees under the Buyer Welfare Plans; (ii) limitations on benefits due to pre-existing conditions under any type of welfare benefit will be waived for any Transferred Employee enrolled in a similar type of welfare benefit under the welfare benefit plans of Seller and its Subsidiaries immediately before the Closing Date; and (iii) any out-of-pocket annual maximums and deductibles taken into account under the welfare benefit plans of Seller and its Subsidiaries for any Transferred Employee in the calendar year that contains the Closing Date will be credited under Buyer Welfare Plans to the same extent satisfied under any Seller welfare benefit plan; provided, however, that Seller has provided Buyer with all appropriate data necessary to reflect such credit under the Buyer Welfare Plans for the same calendar year.

(e) Seller and Buyer agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Closing Date occurs, (i) Seller and Buyer will report on a “predecessor-successor” basis, as set forth therein; (ii) Seller will be relieved from furnishing Forms W-2 to any Transferred Employees; and (iii) Buyer will assume the obligations of Seller to furnish Forms W-2 to such Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided, however, that Seller will transfer to Buyer all Forms W-4 and W-5 with respect to the Transferred Employees, and such other data relating to Transferred Employees (including records of all (A) wages and bonuses paid and (B) Taxes withheld and paid) as are necessary for Buyer to assume and satisfy such obligations accurately and in accordance with applicable Law.

(f) Beginning as of the Closing Date, Buyer is responsible for providing the notices and making available the health care continuation coverage as required by COBRA for all of the Transferred Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or after the Closing Date.

(g) From and after the Closing Date (i) Buyer will assume all duties and Liabilities in connection with, and will honor, all vacation days, sick leave days, and paid time off days of the Transferred Employees that accrued prior to the Closing Date and will not take any action that results in a forfeiture of any such time off in violation of any applicable state law; and (ii) Buyer’s vacation pay policy, sick leave policy and paid time off policy will apply to each Transferred Employee and will take into account service with Seller as provided in Section 8.2(a).

(h) Buyer must take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the actual account balances (whether positive or negative) under Seller’s health and dependent care flexible spending account plans (the “FSAs”) of the Transferred Employees who are participants in Seller’s FSAs (the “Covered Employees”) will be transferred to one or more comparable plans of Buyer; (ii) the elections, contribution levels and coverage levels of the Covered Employees will apply under Buyer’s FSAs in the same manner as under Seller’s FSAs; provided, however, that Seller has provided all data necessary to Buyer to reflect such application; and (iii) the Covered Employees will be reimbursed from Buyer’s FSAs for claims (A) incurred at any time during the plan year of Seller’s FSAs in which the Closing Date occurs, and (B) submitted to Buyer’s FSAs from and after the Closing Date, substantially on the same basis, terms and conditions as under Seller’s FSAs.

(i) As soon as practicable following the Closing Date, Seller must cause the vested account balances of all Transferred Employees in Seller’s applicable 401(k) plan to be distributed in accordance with terms of such 401(k) plan (treating the Transferred Employees as having severed from employment within the meaning of such 401(k) plan), and Buyer will permit Transferred Employees who are participants in said plan and who are employed by Buyer following the Closing Date to rollover such distributions (including outstanding participant loans balances) into Buyer’s 401(k) plan, if any.

(j) For all purposes under the employee benefit plans, employment practices and similar arrangements of Buyer providing compensation or benefits to any Transferred Employees after the Closing Date (other than any equity compensation program or any accrual formula under any “defined benefit” pension plan of Buyer), each Transferred Employee must be credited with all years of service for which such Transferred Employee was credited as of the Closing Date under any similar employee benefit plans, practices or arrangements of Seller and its Subsidiaries.

8.3 No Third Person Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this ARTICLE VIII or any other provision of this Agreement are included for the sole benefit of the Parties and will not (a) create any right in any other Person, including any Designated Employees, any Transferred Employees, any participant in any Employee Benefit Plan or International Employee Plan or any beneficiary thereof, to continued employment, either before or after the Closing, with Seller or any of its Subsidiaries or Buyer; or (b) be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements; provided, however, that the Parties acknowledge and agree that the provisions in this ARTICLE VIII do not supersede the rights under the Transfer Regulations of any Automatic Transfer Employee.

ARTICLE IX

TAX MATTERS

9.1 Straddle Period. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Acquired Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period Tax”), any such Straddle Period Taxes will be prorated between Buyer and Seller on a per diem basis. The Party required by Law to pay any such Straddle Period Tax (the “Paying Party”) will file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and will timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party will provide the other Party (the “Non-Paying Party”) with notice of payment details, within 10 days of receipt of such notice of payment, the Non-Paying Party will reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

9.2 Transfer Taxes. All sales (including bulk sales), use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement will be borne equally by Buyer and Seller (after taking into account estimated recoveries). The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by applicable Law, and the Party not paying such Transfer Taxes will promptly reimburse the other Party for its portion of the such Transfer Taxes upon receipt of written notice that such Transfer Taxes were paid. To the extent permitted by applicable Law, the Parties will cooperate in taking reasonable steps to minimize any Transfer Taxes.

ARTICLE X

NON-COMPETITION; NON-SOLICITATION

10.1 Non-Competition.

(a) Seller acknowledges and agrees that Buyer would be irreparably damaged if Seller were to engage in a Competing Business and that any such competition by Seller or its Subsidiaries would result in a significant loss of goodwill by Buyer. Seller further acknowledges and agrees that the covenants and agreements set forth in this ARTICLE X were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement, as specifically negotiated by the Parties, if Seller breached the provisions of this Section 10.1. In further consideration of the amounts to be paid hereunder for the Acquired Assets and the goodwill of Seller sold by Seller, except with the prior written consent of Buyer, at all times until five years following the Closing Date, Seller will not, and will cause its Subsidiaries not to, engage in a Competing Business worldwide. Seller acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the world and that the restrictions set forth in this Agreement are reasonable and necessary to protect the goodwill of the Business being sold by Seller pursuant to this Agreement.

(b) In the event that Seller undergoes a Change of Control, the restrictions set forth in this Section 10.1 will terminate upon the occurrence of such Change of Control.

10.2 Non-Solicitation.

(a) Seller agrees that, for a period of 12 months following the Closing Date, it will not, and will cause its Subsidiaries not to, directly, or indirectly through another Person, induce or attempt to induce any Transferred Employee to leave the employment of Buyer; provided, however, that nothing in this Section 11.2 will prevent Seller or its Subsidiaries from (i) publishing a general solicitation of employment not targeted at the Transferred Employees; or (ii) retaining a recruitment firm to make a general solicitation of employment so long as Seller has directed such recruitment firm not to target the Transferred Employees.

(b) Buyer agrees that, for a period of 12months following the Closing Date, it will not, and will cause its Subsidiaries not to, directly, or indirectly through another Person, induce or attempt to induce any employee listed on Schedule 10.2(b) (the “Restricted Employees”) to leave the employment of Seller or any of its Subsidiaries; provided, however, that nothing in this Section 10.2 will prevent Buyer from (i) publishing a general solicitation of employment not targeted at the Restricted Employees; or (ii) retaining a recruitment firm to make a general solicitation of employment so long as Buyer has directed such recruitment firm not to target the Restricted Employees.

10.3 Severability. If, at the time of enforcement of the covenants contained in this ARTICLE X, a court must hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, then the Parties agree that the maximum duration, scope or area reasonable under such circumstances must be substituted for the stated duration, scope or area and that the court must be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

ARTICLE XI

PRE-CLOSING TERMINATION

11.1 Pre-Closing Termination. Subject to the terms of Section 11.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller, if the Closing has not occurred on or before 11:59 p.m., Pacific time, on December 30, 2015; provided, however, that the right to terminate this Agreement under this Section 11.1(b) will not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Buyer or Seller, if:

(i) a Governmental Authority has enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii) a Governmental Authority has issued an Order prohibiting the Transactions that has become final and nonappealable; or

(d) by Seller (but only if Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(c) would not be satisfied at the Closing and such breach has not been cured within 20 Business Days after written notice thereof to Buyer.

11.2 Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with Section 11.1, this Agreement will become void and of no further force or effect whatsoever, and there will be no liability or obligation on the part of Seller or its Affiliates or Representatives in connection herewith; provided, however, that no such termination will relieve Seller from liability resulting from or arising out of any willful and material breach of its representations, warranties, covenants or agreements set forth herein or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; and provided further, however, that the provisions of Section 7.5, this Section 11.2 and ARTICLE XIII will remain in full force and effect and survive any termination of this Agreement pursuant to Section 11.1.

11.3 Procedure for Pre-Closing Termination. The terminating Party must provide written notice of termination to the other Party specifying with reasonable particularity the basis for such termination. If more than one provision in Section 11.1 is available to the terminating Party in connection with a termination, then the terminating Party may rely on any or all available provisions in Section 11.1 for such termination.

ARTICLE XII

POST-CLOSING INDEMNIFICATION

12.1 Survival of Representations, Warranties, Covenants and Other Agreements. If the Transactions are consummated, the representations, warranties, covenants and other agreements of Seller and Buyer set forth in this Agreement will survive and remain in full force and effect until 11:59 p.m., Pacific time, on the date that is 12 months after the Closing Date (unless, with respect to covenants and other agreements, a longer period is specified in this Agreement) (such period, the “Survival Period”); provided, however, that in the event that any Indemnified Party delivers a Notice of Claim to the Indemnifying Party pursuant to the terms of this Agreement setting forth a claim for indemnification under this ARTICLE XII in respect of a breach of a representation, warranty, covenant or agreement set forth in this Agreement prior to the expiration of the Survival Period, then such representation, warranty, covenant or agreement will survive the expiration of the Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof. Notwithstanding anything to the contrary in this Agreement, it is the intention of the Parties that the Survival Period supersede any applicable statute of limitations with respect to the applicable representation, warranty, covenant or agreement.

12.2 Indemnification.

(a) Subject to the limitations set forth in this ARTICLE XII, from and after the Closing, Seller will indemnify and hold harmless Buyer and its directors, officers and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses actually paid or incurred by any Buyer Indemnified Party that arise out of or result from:

(i) any Excluded Liabilities; provided, however, that this Section 12.2(a)(i) will not alter the limitations on indemnification set forth in Section 12.3 with respect to any breach of or inaccuracy in any of the representations or warranties made by Seller in this Agreement;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Seller in this Agreement;

(iii) any breach of any covenant or other agreement of Seller under this Agreement; and

(iv) any intentional fraud committed with actual knowledge by Seller involving any representation or warranty of Seller in this Agreement.

(b) Subject to the limitations set forth in this ARTICLE XII, from and after the Closing, Buyer will indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually paid or incurred by any Seller Indemnified Party that arise out of or result from:

(i) any Assumed Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Buyer in this Agreement;

(iii) any breach of any covenant or other agreement of Buyer under this Agreement; and

(iv) any intentional fraud committed with actual knowledge by Buyer involving any representation or warranty of Buyer in this Agreement.

12.3 Limitations on Indemnification.

(a) No Indemnified Party will be entitled to indemnification pursuant to this ARTICLE XII unless a valid Notice of Claim is duly delivered by such Indemnified Party to the Indemnifying Party prior to the expiration of the applicable Survival Period.

(b) No Buyer Indemnified Party will be entitled to indemnification pursuant to Section 12.2(a)(ii) unless and until the aggregate amount of all Losses in respect of which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 12.2(a)(ii) exceeds an amount equal to $10,000 (such amount, the “Deductible”), and then only to the extent that individual Losses exceed the Deductible.

(c) No Seller Indemnified Party will be entitled to indemnification pursuant to Section 12.2(b)(ii) unless and until the aggregate amount of all Losses in respect of which the Seller Indemnified Parties are entitled to indemnification pursuant to Section 12.2(b)(ii) exceeds an amount equal to the Deductible, and then only to the extent that individual Losses exceed the Deductible.

(d) In no event may the cumulative indemnification obligations of Seller pursuant to Section 12.2(a) in the aggregate exceed $100,000. There is no limit on the cumulative indemnification obligations of Buyer pursuant to Section 12.2(b).

(e) In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this ARTICLE XII, such Indemnified Party will be entitled to recover a particular dollar of Losses associated with such matter only once under this ARTICLE XII.

(f) Buyer will not be entitled to indemnification pursuant to this ARTICLE XII for (i) any item disclosed in the Schedules; (ii) any representation, warranty, covenant, agreement or condition waived by Buyer on or prior to the Closing; or (iii) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.

(g) For the sole purpose of determining Losses (and not for determining whether or not any breaches, inaccuracies or failures of any representations, warranties, covenants or other agreements have occurred), the representations, warranties, covenants and other agreements of Buyer and Seller will not be deemed to be qualified by any references to “materiality” or “Business Material Adverse Effect,” other than in any instance where the context requires otherwise.

12.4 Indemnification Procedure for Third Person Claims.

(a) In the event that an Indemnified Party receives a claim or demand from a third Person for which such Indemnified Party may be entitled to indemnification from an Indemnifying Party pursuant to the indemnification provisions set forth in this ARTICLE XII (a “Third Person Claim”), the Indemnified Party must, as soon as reasonably practicable following the receipt of such claim or demand (but in no event more than 10 days following receipt of such claim or demand), notify the Indemnifying Party in writing (a “Notice of Claim”) of such Third Person Claim. A Notice of Claim delivered pursuant to this Section 12.4 must (i) state that the Indemnified Party has paid or incurred Losses, or reasonably anticipates that the Indemnified Party will pay or incur Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred, the basis for any reasonably anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or other claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnified Party must enclose with the Notice of Claim a copy of all papers served with respect to such Third Person Claim, if any, and any other documents evidencing such Third Person Claim.

(b) The Indemnifying Party will have 60 days from the date on which the Indemnifying Party receives the Notice of Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Person Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Person Defense”). If the Indemnifying Party assumes the Third Person Defense in accordance with this Agreement, then (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Person Claim, but the Indemnifying Party will control the investigation, defense and settlement thereof; (ii) the Indemnified Party may not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnified Party, unless the judgment or settlement provides solely for the payment of money and the Indemnified Party receives an unconditional release. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Person Claims. Whether or not the Indemnifying Party has assumed a Third Person Defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(c) If the Indemnifying Party does not assume a Third Person Defense within 60 days of receipt of the Notice of Claim, then the Indemnified Party will be entitled to assume the Third Person Defense, at its sole cost and expense (or, if the Indemnified Party pays or incurs a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 12.2, at the expense of the Indemnifying Party) upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party will have the right to participate in the Third Person Defense at its sole cost and expense, but the Indemnified Party will control the investigation, defense and settlement thereof; (ii) the Indemnifying Party may at any time thereafter assume the Third Person Defense, in which event the Indemnifying Party must bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of the Third Person Defense, and (iii) the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(d) The Parties will, and will cause their Subsidiaries to, provide reasonable cooperation with each other in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnified Party is seeking indemnification pursuant to this ARTICLE XII that an Indemnifying Party has elected to control, including by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Business.

12.5 Indemnification Procedures for Non-Third Person Claims. In the event that an Indemnified Party determines that it may be entitled to indemnification pursuant to this ARTICLE XII for an item or matter that is not the subject of a Third Person Claim, then the Indemnified Party must deliver a Notice of Claim to the Indemnifying Party promptly upon its discovery of such item or matter. The Notice of Claim delivered pursuant to this Section 12.5 must (i) state that the Indemnified Party has paid or incurred Losses for which such Indemnified Party is entitled to indemnification pursuant to this ARTICLE XII; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. If the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within 30 days from receipt of such Notice of Claim, then the Indemnified Party must send a second Notice of Claim to the Indemnifying Party relating to such claim for indemnification hereunder. If the Indemnifying Party does not notify the Indemnified Party that it disputes such claim within 30 days following receipt of such second Notice of Claim, then the claim specified therein will be deemed a liability of the Indemnifying Party hereunder (subject to the Deductible and the other limitations set forth in this ARTICLE XII, as applicable). The Indemnified Party must reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, including by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Business.

12.6 Calculation of Indemnity Payments.

(a) The amount of Losses for which the Indemnifying Party is otherwise entitled to indemnification pursuant to this ARTICLE XII will be reduced by (i) any and all amounts recovered by the Indemnified Party under applicable insurance policies; and (ii) any and all amounts received by the Indemnified Party from any other Person in the form of an indemnity, contribution or other similar payment. If an Indemnified Party receives any amounts under applicable insurance policies or from any other Person subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party will promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting such amount.

(b) Under no circumstances will any Indemnified Party be entitled to indemnification pursuant to this ARTICLE XII for special, indirect, incidental, consequential, multiple of any financial or business measure (including earnings, sales or other benchmarks), expectancy, indirect, punitive, exemplary or other similar damages, including diminution in value, lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation.

(c) Each Indemnified Party will take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

12.7 Exclusive Remedy. Except (a) in the event of any intentional fraud committed with actual knowledge and (b) for specific performance, injunctive relief and other equitable remedies, from and after the Closing the sole and exclusive remedy of each Indemnified Party with respect to any and all matters arising out of, relating to or connected with this Agreement and the Transactions will be the indemnification provisions set forth in this ARTICLE XII. In furtherance of the foregoing, each Party (on behalf of itself and its Subsidiaries, Affiliates and Representatives) hereby waives, from and after the Closing, any and all rights, claims and causes of action that it may have against the other Party or any of its Subsidiaries, Affiliates or Representatives arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this ARTICLE XII).

12.8 Characterization of Indemnification Payments. Except as otherwise required by applicable law, the Parties will treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. All notices, requests, demands and other communications hereunder must be in writing and will be deemed to have been given (i) when delivered personally; (ii) the next Business Day if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise); (iii) three Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon delivery if sent by fax during a Business Day (or on the next Business Day if sent by fax after the close of normal business hours or on a non-Business Day):

(a)	if to Buyer, to:

S&T AG

4021 Linz

Industriezeile 35

Austria

Attn:	Hannes Niederhauser
Fax:	+43 732 7664-501

with a copy (which will not constitute notice) to:

Bergemann. Schonherr & Partner

Erika-Mann-Strasse 53

80636 Munich

Germany

Attn:	Dr. Florian Prechtl
Fax:	+49 89 540 465 111

(b)	if to Seller, to:

Echelon Corporation

550 Meridian Avenue

San Jose, CA 95126

United States of America

Attn:	Ron Sege, Chief Executive Officer
Fax:	(408) 861-7564

with a copy (which will not constitute notice) to:

Echelon Corporation

550 Meridian Avenue

San Jose, CA 95126

United States of America

Attn:	Alicia Moore, General Counsel
Fax:	(408) 861-7564

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:	Larry W. Sonsini

Bradley L. Finkelstein

Fax:	(650) 493-6811

Either Party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

13.2 Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.3 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party will bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. Prior to the Closing, Buyer may assign any of its rights or obligations under this Agreement to a SubCo so long as SubCo enters into an appropriate joinder agreement reasonably acceptable to Seller. Following the Closing, neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party and any such assignment or transfer will be null and void.

13.4 Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity,

legality and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that the rights and privileges of each Party will be enforceable to the fullest extent permitted by applicable Law. Any such invalidity, illegality and unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party).

13.5 Expenses. Except as otherwise provided herein, each of Seller and Buyer will pay all of its own fees, costs and expenses (including fees, costs and expenses of its Representatives) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions. All fees related to any filings under the HSR Act will be paid by Buyer.

13.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

13.7 Other Remedies. Except to the extent set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Buyer acknowledges and agrees that, in the period from the date of this Agreement until the Closing, Seller may enter into Contracts with third Persons in reliance on Buyer’s commitments set forth in this Agreement and that such Contracts may contain obligations, commitments, liabilities, penalties and indemnities that are binding on Seller and that Seller would not have undertaken in the absence of this Agreement and Seller’s expectation that the Transactions will be consummated as set forth in this Agreement. Buyer further acknowledges and agrees that it will be fully and completely responsible for any Losses of any type or nature (whether direct or indirect) suffered by Seller or any of its Affiliates that result from such Contracts or that are asserted by the counterparties to such Contracts under any theory of liability as a result of Buyer’s failure to consummate the Transactions for any reason. Such counterparties are intended third Person beneficiaries of this Section 13.7.

13.8 No Third Person Beneficiaries. Except as specifically set forth or referred to herein, nothing expressed or implied in this Agreement will be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties and their permitted successors or assigns.

13.9 Entire Agreement. This Agreement, including all Schedules and Exhibits to this Agreement, and all other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties have been expressed herein or therein. This Agreement, including all Schedules and Exhibits to this Agreement, and all other agreements referred to herein, supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof or thereof.

13.10 Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such State.

13.11 Consent to Jurisdiction. Without limiting the other provisions of this Section 13.11, the Parties agree that any Action by or against any Party or with respect to or arising out of this Agreement must be brought in the state or federal courts located within New Castle County, Delaware. By execution and delivery of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process in any such Action by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable pursuant to this Agreement. Any such service of process will be effective upon delivery. Nothing herein will affect the right to serve process in any other manner permitted by applicable Law. The Parties hereby waive any right to stay or dismiss any such Action brought before such courts on the basis (a) of any claim that it is not personally subject to the jurisdiction of such courts for any reason or that it or any of its property is immune from the above-described legal process; (b) that such Action is brought in an inconvenient forum; (c) that venue for such Action is improper or that this Agreement may not be enforced in or by such courts; or (d) of any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party is entitled pursuant to any final judgment of any court having jurisdiction. The Parties agree that a judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.13 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

13.14 No Other Recourse Against Seller. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement, may only be brought against the Seller with respect to the specific obligations set forth herein. No past, present or future stockholder, Affiliate or Representative of Seller or of any of its Affiliates, or any of their successors or permitted assigns, will have any liability for any obligations or liabilities of Seller under this Agreement or for any claim or Action based on, in respect of or by reason of the Transactions.

13.15 Guarantee by Buyer. If Buyer assigns or transfers any of its rights or obligations under this Agreement to a SubCo prior to the Closing in compliance with Section 13.3, then Buyer unconditionally guarantees timely and complete performance by SubCo of all of its duties and obligations contained in the Transaction Agreements, and the due and punctual payment by SubCo of any amount that may become due and payable by it under the Transaction Agreement, if and when, and limited to the extent that, SubCo defaults under such obligations. Seller shall provide to Buyer (a) notice of the extent to which SubCo has defaulted under such obligations; and (b) a demand for payment by Buyer of the amount of such obligations, less the amount in respect thereof that SubCo has paid to Seller through and including the date of such demand. Buyer will, within 30 days of receipt of demand for payment from Seller, pay such remaining amount by wire transfer of immediately available funds to an account or accounts designated by Seller. The foregoing guarantee is a continuing guarantee and shall remain in full force and effect for so long as any such payments may become due and payable. Buyer waives any right to require that any resort be had by Seller or any Seller Indemnified Parties to the assets or properties of SubCo. The liability of Buyer shall not be limited, diminished or affected by (A) any failure by Seller or any of the Seller Indemnified Parties to file or enforce any claim against SubCo or others (in administration, bankruptcy or otherwise); or (B) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor. Buyer hereby waives diligence, presentment, demand of performance, protest, notice and demands (other than as provided in this Section 13.15) in connection with the performance of its obligations for payment under this Section 13.15. The guarantee contemplated by this Section 13.15 will apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement whether or not Buyer received notice of the those, and Buyer hereby waives all need for notice of them.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date written above.

S&T AG

By:	/s/ Hannes Niederhauser
Name: Hannes Niederhauser
Title: CEO

By:	/s/ Richard Neuwirth
Name: Richard Neuwirth
Title: CFO

ECHELON CORPORATION

By:	/s/ Ronald Sege
Name: Ronald Sege
Title: Chairman and CEO

[Signature Page to Master Asset Purchase Agreement]